Exhibit 99.01

Press Release
Available for Immediate Publication: April 26, 2011

First National Bank of Northern California Reports First Quarter 2011 Earnings of $0.18 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the first quarter of 2011 of $589,000 or $0.18 per diluted share, compared to net earnings available to common shareholders of $792,000 or $0.24 per diluted share for the first quarter of 2010. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the quarters ended March 31, 2011 and 2010. The Bank’s balance sheet is highly liquid, the allowance for loan and lease losses is an adequate measurement of risk in the Bank's loan portfolio and the Bank continues to be “well capitalized” as defined by bank regulations. Total assets as of March 31, 2011 were $696,590,000 compared to $723,566,000 as of March 31, 2010. Our net loans decreased by $22,119,000 or 4.5% year over year and our deposits decreased by $14,096,000 or 2.3% during the same period. At March 31, 2011, the Company has considerable liquid assets on hand as evidenced by $131,861,000 in available for sale securities and $49,326,000 in cash and due from banks.

During April 2011, the Bank opened our newest branch, located in the Marina District of San Francisco, at 2197 Chestnut Street. The Chestnut Street branch is expected to be a strong source of new loan and deposit production. The initial reception from the local community has been very positive.

“In the current economic environment in which we operate, investable dollars are plentiful, but loan demand remains muted. Our local economy, outside of real estate activity, appears to be slowly improving. The recovery is coming, or so it seems, but it appears to be a weak recovery that has and will require, for better or worse, a significant amount of federal support. In the current environment, many potential borrowers are finding that obtaining a mortgage loan is exceedingly difficult. We are looking to expand the funding of single family mortgage loans in our marketplace, and we hopefully can take some of the mystery and guesswork out of the loan origination process. We are a true community bank in every sense of the word. We intend to keep the loans we originate in our own loan portfolio, and the opening of the Chestnut Street branch should help us to increase our production of deposits and single family mortgage loans and lines of credit,” stated Tom McGraw, Chief Executive Officer.

Financial Highlights: First Quarter, 2011	Three months	Three months
	ended	ended
Consolidated Statements of Earnings	March 31,	March 31,
(in ’000s except earnings per share amounts)	2011	2010

Interest income	$8,219	$8,660
Interest expense	884	1,700
Net interest income	7,335	6,960
Provision for loan losses	(450)	(250)
Noninterest income	1,104	1,100
Noninterest expense	6,839	6,538
Interest before income taxes	1,150	1,272
Provision for income taxes	(347)	(268)
Net earnings	803	1,004
Dividends and discount accretion on preferred stock	(214)	(212)
Net earnings available to common stockholders	$589	$792

Basic earnings per share	$0.18	$0.24
Diluted earnings per share	$0.18	$0.24

Average assets	$710,861	$727,122
Average equity	$81,368	$79,421
Return on average assets (annualized)	0.33%	0.44%
Return on average equity (annualized)	2.90%	3.99%
Efficiency ratio	81%	81%
Net interest margin (taxable equivalent)	4.94%	4.69%
Average shares outstanding	3,341	3,341
Average diluted shares outstanding	3,354	3,349

“During the first quarter of 2011, the Bank was able to increase our loan loss reserves as the size of our loan portfolio and our asset base decreased. Our Bank is in the business of bringing in local deposits and lending out funds to qualified borrowers in our marketplace. We continue to manage our asset portfolios in order to insure that risk levels contained within these portfolios are maintained at prudent levels. We are also seeking out new deposit and loan relationships, as evidenced by the opening of our Chestnut Street branch. Much of management’s attention in the recent past has been focused on risk management issues that exist within our asset portfolios and in improving asset quality to more historic levels. During the first quarter of 2011, profitability levels were still not where we would like them to be; however, the Bank’s net interest margin has remained higher than our peers. We have the capital, liquidity, and management ability to take advantage of market opportunities as they become available. It is our intent to continue to seek out growth opportunities, with the understanding that the strength of our institution is derived from our ability to grow the Bank through the increase of our deposit and loan relationships that are generated from our local marketplace,” continued Tom McGraw.

Financial Highlights: First Quarter, 2011
	As of	As of
Consolidated Balance Sheets	March 31,	March 31,
(in ’000s)	2011	2010

Assets:
Cash and cash equivalents	$49,326	$69,371
Securities available for sale	131,861	114,584
Loans, net	463,745	485,864
Premises, equipment and leasehold improvements, net	13,535	11,823
Other real estate owned	5,612	7,058
Goodwill	1,841	1,841
Other assets	30,670	33,025
Total assets	$696,590	$723,566

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$189,396	$182,639
Savings and money market	306,330	317,650
Time	113,716	123,297
Total deposits	609,442	623,586
Federal Home Loan Bank advances	—	15,000
Accrued expenses and other liabilities	5,395	5,436
Total liabilities	614,837	644,022
Stockholders’ equity	81,753	79,544
Total liab. and stockholders’ equity	$696,590	$723,566

Other Financial Information

Allowance for loan losses	$9,784	$9,096
Nonperforming assets	$22,233	$25,263
Total gross loans	$473,529	$494,960

During 2011, we want our customers to know that we are a locally owned and operated community bank, committed to serving our customers, our shareholders and the communities where we live and work. Come by and visit our Chestnut Street branch. You may find that we can provide the personal touch that you are seeking from a community based financial institution.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.